Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Reports Record Assets and Net Income for the Quarter Ended March 31, 2004.

     Winston-Salem, North Carolina – Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust and The Community Bank, reported record net income of $1,686,000 or $0.10 per diluted share, including one-time merger-related charges, for the first quarter ended March 31, 2004. This compares to net income of $947,000, or $0.10 per diluted share, for the first quarter of 2003.

     Significant milestones achieved during 2004:

▶	Completed the acquisition of The Community Bank raising assets to over $1 billion and increasing the number of banking offices to 18;

▶	Opened a loan production office in Mooresville, North Carolina;

▶	Redeemed all of the outstanding 7.25% Cumulative Convertible Trust Preferred Securities (SCMFP) on March 12, 2004;

▶	Increased common shares outstanding from 8.99 million at year-end 2003 to 17.62 million at the end of the first quarter;

▶	Reached market capitalization in excess of $200 million;

▶	Paid an annual cash dividend of $0.11 per share on March 15, 2004.

     Net interest income for the first quarter of 2004 rose to record levels as the net interest margin widened to 3.37%, an increase over the fourth quarter of 2003 by 32 basis points but contracted in comparison to the year ago quarter by 11 basis points. Net interest income rose to $8.4 million, a 74.2% increase over the $4.8 million reported in the same quarter a year ago, primarily as a result of the infusion of The Community Bank’s interest-earning assets but also due to the continued organic growth of the loan portfolio that the Company has experienced over the past year.

     Non-interest income for the three-month period ended March 31, 2004 increased $359,000, or 30.7%, compared to the same period a year ago, primarily due to an increase in service charges on deposit accounts although the growth in non-interest income was tempered by a decline in mortgage banking revenue. The Community Bank contributed $486,000 to consolidated non-interest income. The Company recorded non-interest expense of $6.8 million in the current first quarter, versus the $4.0 million reported in the year ago period. This increase in operating expenses can be attributed to the consummation of the acquisition of The Community Bank as well as the opening of the Mooresville LPO.

     As of March 31, 2004, the Company recorded total assets of $1.1 billion, representing growth of $344.4 million, or 43.1% from the balance recorded at December 31, 2003 and an increase of $528.8 million, or 86.1% year-over-year. The increase in total assets for the year were indicative of the $255.8 million increase in the Bank’s loan portfolio, net of allowance for loan losses, as well as an increase in the securities portfolio of $187.5 million. Total deposits of $801.3 million for the first quarter of 2004 grew $339.3 million, or 73.4%, from the first quarter of 2003, and increased $226.1 million, or 39.3%, on a linked-quarter basis. The Community Bank’s net loans and deposits as of March 31, 2004 totaled $172.0 million and $213.6 million, respectively.

     The Company’s allowance for loan losses equaled $12.1 million, or 1.72% of total loans and 1,071% of non-performing loans at March 31, 2004. In spite of the extraordinary level of loan growth achieved over the past twelve months, the Company further improved its credit quality measures as non-performing loans totaled $1.1 million or 0.16% of total loans at current quarter-end, in comparison with $3.4 million or 0.77% of total loans as reported in the year ago quarter. Net charge-offs at 0.14% of average loans for the first quarter were down 12 basis points in relation to the 0.26% recorded in the quarter ended March 31, 2003.

     Stockholders’ equity totaled $131.1 million, up $82.8 million, or 171.4%, over the balance reported at March 31, 2003. The first quarter 2004 amount was equivalent to 11.5% of total assets and a book value of $7.44 per share. The growth in equity is a by-product of the issuance of $63 million of equity as a portion of the consideration in The Community Bank acquisition as well as the redemption of $17.3 million of the Company’s convertible trust preferred securities. Regulatory capital ratios remain well in excess of the “well-capitalized” threshold.

     Southern Community Financial Corporation Chairman, President and Chief Executive Officer F. Scott Bauer commented, “We are extremely pleased with our first quarter 2004 financial results, and believe that they bode well for the future. As important, the Company maintained its exceptional record of asset quality despite the difficult economic environment. The addition of the fine people and customers at The Community Bank to our team makes us an even stronger organization. We are also excited that as a result of our merger with The Community Bank, the declaration and payment of our first cash dividend and the redemption of our Cumulative Convertible Trust Preferred Securities, we have added diversity and liquidity to our shareholder base.”

     Southern Community Financial is the holding company of Southern Community Bank and Trust and The Community Bank. Southern Community Bank and Trust is a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. The Community Bank operates ten banking offices serving markets in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove, and Jonesville, North Carolina. Southern Community is headquartered in Winston-Salem, North Carolina.

     Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.

Contact:	F. Scott Bauer, Chairman and CEO
(336) 768-8500

Southern Community Financial Corporation
(Amounts in thousands except per share data)
(Unaudited)

	For the three months ended					Twelve Months ended

	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
Income Statement	2004	2003	2003	2003	2003	2003	2002

Total Interest Income	$12,849	$9,510	$9,338	$8,801	$8,370	$36,019	$33,281
Total Interest Expense	4,409	3,945	3,657	3,625	3,524	14,751	15,803

Net Interest Income	8,440	5,565	5,681	5,176	4,846	21,268	17,478

Provision for Loan Losses	597	595	465	685	540	2,285	1,655

Net Interest Income after Provision for Loan Losses	7,843	4,970	5,216	4,491	4,306	18,983	15,823

Non-Interest Income
Service Charges on Deposit Accounts	506	373	399	373	297	1,442	1,121
Other Income	1,023	761	858	1,051	873	3,543	2,737
Gain on Sale of Securities	—	—	—	—	—	—	69

Total Non-Interest Income	1,529	1,134	1,257	1,424	1,170	4,985	3,927

Non-Interest Expense
Salaries and Employee Benefits	3,454	2,541	2,549	2,413	2,100	9,603	7,758
Occupancy and Equipment	1,027	786	793	776	690	3,045	2,508
Other	2,270	1,491	1,550	1,415	1,229	5,685	4,515

Total Non-Interest Expense	6,751	4,818	4,892	4,604	4,019	18,333	14,781

Income Before Taxes	2,621	1,286	1,581	1,311	1,457	5,635	4,969
Provision for Income Taxes	935	450	553	459	510	1,972	1,755

Net Income	1,686	836	1,028	852	947	3,663	3,214

Net Income per Share
Basic	$0.11	$0.09	$0.12	$0.10	$0.11	$0.41	$0.37
Diluted	$0.10	$0.09	$0.11	$0.09	$0.10	$0.40	$0.35

	March 31,	December 31,	September 30,	June 30,	March 31,
Balance Sheet	2004	2003	2003	2003	2003

Assets
Cash and due from Banks	$19,297	$22,929	$19,571	$18,346	$17,170
Federal Funds Sold	6,014	271	19,436	1,097	605
Investment Securities	314,171	224,424	189,454	205,036	126,643
Other Investments, at cost	8,300	6,333	7,333	6,833	5,355

Loans	704,237	519,746	496,810	471,145	442,896
Allowance for Loan Losses	(12,125)	(7,275)	(6,948)	(6,816)	(6,603)

Net Loans	692,112	512,471	489,862	464,329	436,293

Bank Premises and Equipment	24,730	17,337	18,033	18,041	16,629
Goodwill	50,071	—	—	—	—
Other Assets	28,295	14,737	13,171	12,439	11,363

Total Assets	$1,142,990	$798,502	$756,860	$726,121	$614,058

Liabilities and Stockholders’ Equity
Deposits Non-Interest Bearing	89,327	51,868	50,019	53,357	46,873
Interest Bearing	711,946	523,350	493,863	452,016	415,121

Total Deposits	801,273	575,218	543,882	505,373	461,994

Borrowings	202,867	169,527	158,725	168,230	100,686
Accrued Expenses and Other Liabilities	7,775	2,866	5,022	3,510	3,089

Total Liabilities	1,011,915	747,611	707,629	677,113	565,769

Total Stockholders’ Equity	131,075	50,891	49,231	49,008	48,289

Total Liabilities and Stockholders’ Equity	$1,142,990	$798,502	$756,860	$726,121	$614,058

Book Value per Share	$7.44	$5.66	$5.55	$5.57	$5.49

	As of or for the three months ended					As of or for the twelve months ended

	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2004	2003	2003	2003	2003	2003	2002

Per Share Data:
Basic Earnings per Share	$0.11	$0.09	$0.12	$0.10	$0.11	$0.41	$0.37
Diluted Earnings per Share	$0.10	$0.09	$0.11	$0.09	$0.10	$0.40	$0.35
Book Value per Share	$7.44	$5.66	$5.55	$5.57	$5.49	$5.66	$5.41
Cash dividends paid (1)	$0.11	—	—	—	—	—	—

Selected Performance Ratios:
Return on Average Assets	0.61%	0.43%	0.55%	0.52%	0.64%	0.53%	0.58%
Return on Average Equity	5.61%	6.64%	8.25%	7.19%	8.00%	7.48%	7.24%
Return on Tangible Equity (2)	9.50%	—	—	—	—	—	—
Net Interest Margin	3.37%	3.05%	3.21%	3.38%	3.48%	3.25%	3.34%
Net Interest Spread	3.15%	2.85%	3.03%	3.15%	3.21%	3.03%	3.02%
Non-interest Income as a % of Revenue	15.34%	16.91%	18.12%	21.57%	19.45%	18.99%	18.35%
Non-interest Income as a % of Average Assets	0.55%	0.59%	0.67%	0.88%	0.79%	0.72%	0.71%
Non-interest Expense to Average Assets	2.45%	2.48%	2.60%	2.83%	2.71%	2.63%	2.66%
Efficiency Ratio	67.72%	71.91%	70.52%	69.75%	66.81%	69.83%	69.05%

Asset Quality:
Nonperforming Loans	$1,132	$769	$1,201	$1,092	$3,432	$769	$1,823
Nonperforming Assets	$1,685	$1,041	$1,863	$1,766	$3,646	$1,041	$2,206
Nonperforming Loans to Total Loans	0.16%	0.15%	0.24%	0.23%	0.77%	0.15%	0.43%
Nonperforming Assets to Total Assets	0.15%	0.13%	0.25%	0.24%	0.59%	0.13%	0.36%
Allowance for Loan Losses to Period-end Loans	1.72%	1.40%	1.40%	1.45%	1.49%	1.40%	1.50%
Allowance for Loan Losses to Nonperforming Loans (X)	10.71	9.46	5.79	6.24	1.92	9.46	3.48
Net Charge-offs to Average Loans (annualized)	0.14%	0.21%	0.27%	0.41%	0.26%	0.29%	0.18%

Capital Ratios:
Equity to Total Assets	11.47%	6.37%	6.50%	6.75%	7.86%	6.37%	7.76%
Tangible Equity to Total Tangible Assets (3)	7.23%	—	—	—	—	—	—

(1)	-	Amount is an annual dividend.

(2)	-	Return on Tangible Equity is annualized net income divided by average equity of $122 million, less intangibles of $51 million.

(3)	-	Tangible Equity to Total Tangible Assets is period-ending equity less intangibles of $52 million, divided by period-ending assets less intangibles of $52 million. Management provides the above non-GAAP measures, footnotes (2) and (3), to provide management and readers with the impact of purchase accounting on key financial ratios.

Management provides the above non-GAAP measures, footnotes (2) and (3), to provide management and readers with the impact of purchase accounting on key financial ratios.